Exhibit 99.4

RADISYS CORPORATION
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the acquisition by RadiSys Corporation ("RadiSys") of Continuous Computing Corporation ("Continuous Computing") on July 8, 2011. The unaudited pro forma combined condensed financial statements were prepared using the acquisition method of accounting in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 805 "Business Combinations" and with the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements. As of the date of the unaudited pro forma combined condensed financial statements, RadiSys has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of Continuous Computing assets acquired and the liabilities assumed and the related allocations to such items, including goodwill, of the merger consideration. Accordingly, the preliminary allocation of the purchase price used in the unaudited pro forma combined condensed financial statements is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as RadiSys receives additional information necessary to finalize the valuations of the net tangible and intangible assets relating to the acquisition.

The unaudited pro forma combined condensed balance sheet as of June 30, 2011 reflects the acquisition as if it had been completed on June 30, 2011.

The unaudited pro forma combined condensed statements of operations for the six months ended June 30, 2011 and for the year ended December 31, 2010 illustrate the effect of the acquisition of Continuous Computing as if it had occurred on January 1, 2010. The unaudited pro forma combined condensed statement of operations for the six months ended June 30, 2011 combines the historical unaudited statement of operations of RadiSys for the six months ended June 30, 2011 and Continuous Computing's historical unaudited statement of operations for the six months ended June 30, 2011. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2010 combines the historical audited statement of operations of RadiSys for the year ended December 31, 2010 and Continuous Computing's historical audited statements of operations for the year ended September 30, 2010. Continuous Computing's fiscal year ended September 30, 2010 does not differ from RadiSys' fiscal year ended December 31, 2010 by more than 93 days. Accordingly, the Securities and Exchange Commission rules allow a combined presentation of these reporting periods for the purpose of pro forma financial information.

The pro forma combined condensed balance sheet and statement of operations were adjusted to reflect certain reclassification adjustments to conform Continuous Computing's presentation to RadiSys' presentation. Refer to Note 3 for a description of these reclassification adjustments.

The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in the RadiSys Annual Report on Form 10-K for the year ended December 31, 2010 and the RadiSys Quarterly Report on Form 10-Q for the period ended June 30, 2011 as well as the historical consolidated financial statements and accompanying notes for Continuous Computing contained in Exhibits 99.1, 99.2 and 99.3 included herewith.

The unaudited pro forma combined condensed financial information is presented based on the assumptions and adjustments described in the accompanying notes that we believe are reasonable. The historical financial information has been adjusted to give effect to pro forma adjustments that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) for the purposes of the pro forma combined condensed statements of operations, expected to have a continuing impact on the combined results of RadiSys. In addition, certain non-recurring expenses expected to be incurred within the first twelve months after the acquisition are also not reflected in the pro forma statements. The unaudited pro forma combined condensed financial statements do not include any pro forma adjustments relating to costs of integration that the combined company may incur or post-integration cost reductions that may be realized as such adjustments would be forward-looking.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred as of the date or during the periods presented nor is it necessarily indicative of future operating results or financial position.

RADISYS CORPORATION
PRO FORMA COMBINED CONDENSED BALANCE SHEET
AS OF JUNE 30, 2011
(In thousands, unaudited)

	RadiSys	Continuous Computing (Note 3)	Pro Forma Adjustments (Note 4)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$135,632	$4,695	$(81,631)	(a)	$58,696
Accounts receivable, net	48,748	12,205	(100)	(b)	60,853
Other receivables	3,064	866	—		3,930
Inventories, net	15,954	2,893	167	(c)	19,014
Inventory deposit, net	7,384	—	—		7,384
Other current assets	4,786	2,367	3,183	(p)	10,336
Total current assets	215,568	23,026	(78,381)		160,213
Property and equipment, net	9,380	2,302	—		11,682
Intangible assets, net	4,368	3,003	86,237	(d)	93,608
Long-term deferred tax assets, net	16,015	—	(2,625)	(p)	13,390
Goodwill	160	5,440	20,518	(d)	26,118
Other assets	7,756	872	—		8,628
Total assets	253,247	34,643	25,749		313,639
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,703	$6,523	$—		$44,226
Accrued wages and bonuses	6,344	2,824	—		9,168
Deferred income	7,275	3,269	(1,886)	(e)	8,658
Other accrued liabilities	12,369	3,724	1,415	(f)(g)(l)(o)	17,508
Total current liabilities	63,691	16,340	(471)		79,560
Long-term liabilities:
2013 convertible senior notes	50,000	—	—		50,000
Other long-term liabilities	534	751	7,548	(f)(h)	8,833
Total long-term liabilities	50,534	751	7,548		58,833
Total liabilities	114,225	17,091	7,077		138,393
Total shareholders’ equity:	139,022	17,552	18,672	(i)(l)(p)	175,246
Total liabilities and shareholders’ equity	$253,247	$34,643	$25,749		$313,639

See accompanying notes to the unaudited pro forma combined condensed financial statements.

RADISYS CORPORATION
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2011
(In thousands, except per share amounts, unaudited)

	RadiSys	Continuous Computing (Note 3)	Pro Forma Adjustments (Note 4)		Pro Forma Combined
Revenues	$153,483	$31,004	$—		$184,487
Cost of sales:
Cost of sales	107,167	16,582	64	(j)	123,813
Amortization of purchased technology	2,327	—	4,179	(k)	6,506
Total cost of sales	109,494	16,582	4,243		130,319
Gross margin	43,989	14,422	(4,243)		54,168
Research and development	18,607	6,166	228	(j)	25,001
Selling, general and administrative	21,910	7,639	491	(j)	30,040
Intangible assets amortization	384	75	2,445	(k)	2,904
Restructuring and acquisition-related charges, net	2,521	932	(2,561)	(l)	892
Income (loss) from operations	567	(390)	(4,846)		(4,669)
Interest expense	(952)	(37)	37	(f)	(952)
Interest income	91	2	(56)	(m)	37
Other expense, net	(140)	(182)	—		(322)
Loss before income tax benefit	(434)	(607)	(4,865)		(5,906)
Income tax benefit	95	172	—		267
Net loss	$(339)	$(435)	$(4,865)		$(5,639)
Net loss per share:
Basic	$(0.01)				$(0.20)
Diluted (I)	$(0.01)				$(0.20)
Weighted average shares outstanding:
Basic	24,341		3,665	(n)	28,006
Diluted (I)	24,341		3,665	(n)	28,006

(I)    For the six months ended June 30, 2011, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and the Company's 2013 convertible senior notes, as their effect would have been anti-dilutive.

See accompanying notes to the unaudited pro forma combined condensed financial statements.

RADISYS CORPORATION
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010
(In thousands, except per share amounts, unaudited)

	RadiSys	Continuous Computing (Note 3)	Pro Forma Adjustments (Note 4)		Pro Forma Combined
Revenues	$284,311	$55,506	$—		$339,817
Cost of sales:
Cost of sales	190,915	27,398	126	(j)	218,439
Amortization of purchased technology	6,182	—	8,947	(k)	15,129
Total cost of sales	197,097	27,398	9,073		233,568
Gross margin	87,214	28,108	(9,073)		106,249
Research and development	38,678	9,282	387	(j)	48,347
Selling, general and administrative	45,532	14,689	897	(j)	61,118
Intangible assets amortization	730	160	4,880	(k)	5,770
Restructuring and acquisition-related charges, net	1,575	—	—		1,575
Income (loss) from operations	699	3,977	(15,237)		(10,561)
Interest expense	(2,035)	(89)	89	(f)	(2,035)
Interest income	636	22	(365)	(m)	293
Other expense, net	(154)	(185)	—		(339)
Income (loss) before income tax benefit	(854)	3,725	(15,513)		(12,642)
Income tax benefit	485	69	—		554
Net income (loss)	$(369)	$3,794	$(15,513)		$(12,088)
Net loss per share:
Basic	$(0.02)				$(0.43)
Diluted (I)	$(0.02)				$(0.43)
Weighted average shares outstanding:
Basic	24,144		3,665	(n)	27,809
Diluted (I)	24,144		3,665	(n)	27,809

(I)    For the year ended December 31, 2011, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and the Company's 2013 convertible senior notes, as their effect would have been anti-dilutive.

See accompanying notes to the unaudited pro forma combined condensed financial statements.

RADISYS CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

1.	Basis of Presentation

The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the acquisition by RadiSys of Continuous Computing on July 8, 2011. The unaudited pro forma combined condensed financial statements were prepared using the acquisition method of accounting in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 805 "Business Combinations" and with the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements. As of the date of the unaudited pro forma combined condensed financial statements, RadiSys has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of Continuous Computing assets acquired and the liabilities assumed and the related allocations to such items, including goodwill, of the merger consideration. Accordingly, the preliminary allocation of the purchase price used in the unaudited pro forma combined condensed financial statements is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as RadiSys receives additional information necessary to finalize the valuations of the net tangible and intangible assets relating to the acquisition.

The pro forma adjustments are preliminary and based on management's estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments. The unaudited pro forma combined condensed balance sheet as of June 30, 2011 gives effect to the acquisition of Continuous Computing as if it was completed on that date, and was derived from the historical unaudited consolidated balance sheet of Continuous Computing as of June 30, 2011 combined with RadiSys' historical unaudited consolidated balance sheet as of June 30, 2011.
The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2010 and the six months ended June 30, 2011 illustrate the effect of the acquisition of Continuous Computing as if it had occurred on January 1, 2010, and were derived from the historical audited consolidated statement of operations for Continuous Computing for the twelve months ended September 30, 2010 and the unaudited consolidated statement of operations for the six months ended June 30, 2011, combined with RadiSys' historical audited consolidated statement of operations for the year ended December 31, 2010 and unaudited consolidated statement of operations for the six months ended June 30, 2011, respectively. As previously described, the results of operations of Continuous Computing have been conformed to align with RadiSys' fiscal year end and as a result the operations of Continuous Computing for the three months ended December 31, 2010 are excluded from the pro forma financial information. Refer to Note 6 for the revenues and income of Continuous Computing for the three months ended December 31, 2010.
The pro forma combined condensed balance sheet and statements of operations were also adjusted to reflect certain reclassifications to conform Continuous Computing's presentation to RadiSys' presentation. Refer to Note 3 for a description of these reclassification adjustments.

2.     Description of Acquisition

On July 8, 2011, RadiSys completed its previously announced acquisition of Continuous Computing, for approximately $81.5 million in cash and 2,321,016 shares of RadiSys common stock. The aggregate cash amount consisted of $73 million plus an $8.5 million net working capital adjustment, reflecting an initial payment of $4.4 million and a final payment of $4.1 million based on Continuous Computing's final net working capital. RadiSys also deposited 1,344,444 shares of RadiSys common stock into an escrow account and subject to any indemnification claims, one-half of the shares will be released one year after the closing of the acquisition and the remainder to be released six months thereafter.

In addition, RadiSys has agreed to make certain earn-out payments based on the amount of royalty revenues generated by a specified set of contracts associated with certain of Continuous Computing's products over a period of 36 months after closing. Earn-out payments will be made in cash in three installments following the 18-, 24- and 36-month anniversaries of July 8, 2011, the closing date, and in each case will equal the amount of such royalty revenues during the immediately preceding 18-month , six-month or 12-month period, as applicable, except that, in lieu of making any and all earn-out payments, RadiSys may elect after the 18-month anniversary of the closing date to make a one-time payment in cash, issuance of shares of RadiSys common stock, or a combination thereof at RadiSys' sole discretion, with a combined aggregate value of $15 million.

In connection with the acquisition, RadiSys assumed Continuous Computing's stock incentive plan as to stock options held by continuing employees of Continuous Computing that were not vested on or prior to June 30, 2011, which were converted into options to acquire 322,996 shares of RadiSys common stock.

Shares of RadiSys common stock issued in connection with the acquisition may not exceed 4.85 million shares, which equals 19.9% of the total number of shares of RadiSys common stock outstanding immediately prior to closing, which includes 3,665,460 shares issued at close of the acquisition, shares issued in connection with assumed options and additional shares issuable in connection with the earn-out payments.

The total preliminary acquisition consideration is as follows (in thousands):

Cash paid for initial consideration	$73,010
Working capital adjustment	8,504
Fair value of contingent consideration (Earn-Out Payments)	7,400
Estimated share consideration payable upon closing:
3.7 million of RadiSys common shares valued at $8.39 per share	30,753
Estimated fair value of assumed stock options	68
Total preliminary purchase price	$119,735

Preliminary Estimated Purchase Price Allocation

Under the acquisition method of accounting, total purchase price as shown in the table above is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. The purchase price was allocated using the information currently available, and RadiSys may adjust the preliminary purchase price allocation after obtaining more information regarding, among other things, assets valuations, liabilities assumed and revisions to preliminary estimates.

The purchase price in excess of the fair value of the tangible and identified intangible assets acquired less liabilities assumed is recognized as goodwill. The preliminary allocation of the purchase price estimated at the July 8, 2011 acquisition date is as follows (in thousands):

Total preliminary purchase price		$119,735

Estimated fair value of net tangible assets acquired and liabilities assumed:
Cash and cash equivalents	$2,214
Accounts receivable	13,433
Inventories	3,667
Prepaid expenses and other current assets	3,151
Fixed assets	2,325
Other assets	1,236
Accounts payable	(5,323)
Accrued expenses	(6,220)
Deferred revenue	(1,825)
Other long-term liabilities	(1,129)
		11,529
Estimated fair value of identifiable intangible assets acquired:
Technology	55,250
Tradename	7,900
Customer relationships	25,500
Backlog	590
		89,240
Estimated net deferred tax liability		(6,802)
Estimated goodwill		$25,768

3.     Reclassifications

Certain reclassifications have been made to conform Continuous Computing's historical financial statements to RadiSys' presentation. These reclassifications consisted of the following:

•	Other receivables of $866,000 as of June 30, 2011 were reclassified from other current assets to other receivables.

•	Payroll and payroll related accruals of $2.8 million as of June 30, 2011 were reclassified from other accrued liabilities to accrued wages and bonuses.

•
Amortization of intangible assets of $75,000 and $160,000 for the six months ended June 30, 2011 and year ended December 31, 2010 was reclassified from selling, general and administrative to intangible assets amortization.

•
Operational overhead of $1.5 million and $2.8 million for the six months ended June 30, 2011 and year ended December 31, 2010 was reclassified from selling, general and administrative to cost of sales.

•
Direct costs associated with the acquisition of $932,000 for the six months ended June 30, 2011 was reclassified from selling, general and administrative to restructuring and acquisition-related charges, net.

4.     Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma combined statements of operations and the unaudited pro forma combined balance sheet:

a.	To record the following adjustment to cash and cash equivalents (in thousands):

Cash portion of acquisition purchase price	$81,514
Cash paid to repay Continuous Computing line of credit	108
Cash paid to repay Continuous Computing capital lease obligation	9
$81,631

b.	To record accounts receivable fair-value adjustment.

c.	To record inventory fair-value adjustment. RadiSys expects the result of this fair-value adjustment to increase cost of sales by $167,000 during the 12 months immediately following the acquisition.

d.	To record the following adjustments to goodwill and intangible assets (in thousands):

	Goodwill	Intangible Assets
Estimated value acquired from acquisition	$25,958	$89,240
Less: Continuous Computing's historical goodwill and intangible assets	(5,440)	(3,003)
	$20,518	$86,237

e.
To reduce deferred income to estimated fair value. The estimated fair value is based on the cost to complete the outstanding obligations required to earn the deferred revenue plus a reasonable margin. RadiSys expects the result of this fair-value adjustment to decrease revenues by approximately $1.4 million during the 12 months immediately following the acquisition.

f.	To eliminate Continuous Computing's line of credit and capital lease obligation paid off at closing and related interest expense.

g.	To record the fair value of an unfavorable lease obligation assumed.

h.	To record the $7.4 million estimated fair value of the contingent consideration.

i.	To record the following adjustments to shareholders' equity (in thousands):

Elimination of Continuous Computing's historical shareholders' equity	$(17,552)
Fair value of RadiSys common stock issued in connection with the acquisition	30,753
Fair value of Continuous Computing's assumed stock options	68
$13,269

j.	To record the following adjustments to share-based compensation expense for options issued as part of the transaction which require continuing employment (in thousands):

	For the Six Months Ended	For the Year Ended
	June 30, 2011	December 31, 2010
Estimated share-based compensation for RadiSys stock	$837	$1,674
Eliminate Continuous Computing's historical share-based compensation expense	(54)	(264)
	$783	$1,410

k.
To eliminate Continuous Computing's historical amortization of intangibles of $75,000 and $160,000 for the six months ended June 30, 2011 and the year ended December 31, 2010 and record estimated amortization of acquired intangible assets as follows (in thousands):

			Amortization Expense
	Estimated Life (yrs)	Purchase Amount Allocated	Six Months Ended June 30, 2011	Year Ended December 31, 2010
Cost of revenues:
ATCA developed technology	7	$33,600	$2,401	$4,800
Trillium developed technology	7	18,500	1,321	2,643
Legacy developed technology	2	1,300	325	650
Software developed technology	7	1,850	132	264
Backlog	0.5	590	—	590
Total cost of revenues		55,840	4,179	8,947
Amortization of acquired intangibles
Tradename	10	7,900	395	790
Customer relationships	6	25,500	2,125	4,250
Total amortization of acquired intangibles		$33,400	$2,520	$5,040
Total		$89,240	$6,699	$13,987

l.
To eliminate non-recurring direct and incremental acquisition-related costs such as legal, accounting, valuation, and other professional services and expenses associated with the transaction, of which RadiSys has incurred $2.6 million through June 30, 2011 and expects to incur an additional $1.8 million within the twelve months subsequent to June 30, 2011. While presented in the Unaudited Pro Forma Combined Condensed Balance Sheet, the expected future costs have been excluded from the Unaudited Pro Forma Combined Condensed Statements of Operations.

m.
To reduce interest income for the decrease in interest income determined by applying the average rate of return for the respective periods to the assumed decreased in RadiSys' cash and cash equivalents balance of $81.5 million used to fund the acquisition.

n.	To record the issuance of shares of RadiSys common stock in connection with the acquisition.

o.	To reduce the warranty reserve to estimated fair value.

p.
To record the income tax impact of the pro forma adjustments and deferred taxes resulting from purchase accounting. Purchasing accounting includes the establishment of a deferred tax liability due to the book tax basis differences related to specifically identified non-goodwill intangibles resulting from the acquisition. The net liability from the acquisition created an additional source of income to utilize our deferred tax assets.   As such, authoritative guidance requires the Company to record the impact on the acquiring company's deferred tax assets outside of purchase accounting.   Accordingly, the valuation allowance on the

Company's deferred tax assets will be released and result in an estimated financial statement benefit of $7.2 million to be recorded during the three month period ending September 30, 2011.  The release of the valuation allowance is included in the Unaudited Pro Forma Combined Condensed Balance Sheet with the offsetting adjustment reflected in shareholders' equity.

5.     Integration, Restructuring, and Transaction Costs

The combined company expects to incur approximately $14.7 million in material acquisition-related integration and restructuring charges in connection with the acquisition. Of the charges, $10.7 million are expected to be incurred in the third and fourth quarters of 2011 with the remaining $4.0 million expected to be incurred and expensed in 2012.

The combined company may incur charges to operations that RadiSys cannot reasonably estimate in the quarter in which the acquisition was completed or the following quarters to reflect costs associated with integrating the two businesses. In addition, the combined company may incur additional charges relating to the transaction in subsequent periods, which could have a material impact on the combined company's financial position or results of operations.

6.     Continuous Computing Interim Results

As required by the Securities and Exchange Commission, we have conformed the results of Continuous Computing to align with RadiSys reporting for the six months ended June 30, 2011. As a result, the results of Continuous Computing's operations for the three months ended December 31, 2010 are not included in the pro forma combined condensed financial statements. The following is a summary of the results of Continuous Computing's operations for the three months ended December 31, 2010 (in thousands):

For the Three Months Ended
December 31, 2010
(unaudited)
Revenues	$14,757
Net income	$768